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                                                                     EXHIBIT 2.3



                        ANTIVIRAL AND SURROGATE GENETICS
                      RESEARCH AND COLLABORATION AGREEMENT


                         MICROCIDE PHARMACEUTICALS, INC.

                                       AND

                                 EPIGENIX, INC.


                                JANUARY 14, 1998


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                                TABLE OF CONTENTS


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1.       DEFINITIONS......................................................2
         1.1      Affiliate...............................................2
         1.2      Agency..................................................2
         1.3      Collaboration Technology................................2
         1.4      Collaboration Compound..................................2
         1.5      Confidential Information ...............................2
         1.6      Control.................................................2
         1.7      Discovery Period........................................3
         1.8      Effective Date..........................................3
         1.9      Field...................................................3
         1.10     Initial Target..........................................3
         1.11     Invention...............................................3
         1.12     IND ....................................................3
         1.13     Joint Research Committee or JRC.........................3
         1.14     Know-How................................................3
         1.15     Lead Compound...........................................3
         1.16     Licensed Product........................................3
         1.17     Microcide Invention.....................................3
         1.18     Microcide Product.......................................3
         1.19     Microcide Targets.......................................3
         1.20     EpiGenix Product........................................3
         1.21     Microcide Field.........................................3
         1.22     Net Sales...............................................4
         1.23     New Drug Application or NDA ............................4
         1.24     New Target..............................................4
         1.25     Party...................................................4
         1.26     Patent Rights...........................................5
         1.27     Phase I, Phase II and Phase III.........................5
         1.28     Rejected Targets........................................5
         1.29     Research Plan...........................................5
         1.30     Research Program........................................5
         1.31     Research Term...........................................5
         1.32     Sublicensee.............................................5
         1.33     Surrogate Genetics......................................5
         1.34     Technology Agreement....................................5
         1.35     Term of the Agreement...................................5
         1.36     Territory...............................................5
         1.37     Third Party.............................................5
         1.38     Valid Claim.............................................5
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         1.39     Validation Criteria.....................................6

2.       RESEARCH PROGRAM.................................................6

         2.1      Collaborative Research Program..........................6
         2.2      Records; Reports........................................8
         2.3      Term and Termination of Research Program................8
         2.4      Research Program Exclusivity............................8


3.       JOINT RESEARCH  COMMITTEE........................................9

         3.1      Membership..............................................9
         3.2      Responsibilities........................................9
         3.3      Meetings................................................9
         3.4      Decision Making; Disputes...............................9

4.       LICENSE GRANTS..................................................10

         4.1      Grant by EpiGenix......................................10
         4.2      Cross-Licenses.........................................11

5.       CONSIDERATION...................................................11

         5.1      Research Program Funding...............................11
         5.2      Research Program Milestones............................12
         5.3      Royalties..............................................13
         5.4      Withholding Taxes......................................14

  6.     BOOKS AND RECORDS...............................................14

         6.1      Royalty Reports and Payments...........................14
         6.2      Payment Method; Late Payments..........................14
         6.3      Currency Conversion....................................14
         6.4      Restrictions on Payments...............................15
         6.5      Records; Inspection....................................15
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                                TABLE OF CONTENTS
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7.       COMMERCIALIZATION...............................................15

         7.1      Product Development....................................15
         7.2      Due Diligence..........................................16


8.       INTELLECTUAL PROPERTY...........................................16

         8.1      Ownership of Collaboration Technology..................16
         8.2      Patent Rights..........................................16
         8.3      Enforcement............................................17
         8.4      Allegations of Infringement by Third Parties...........18
         8.5      Independent Inventions.................................19
         8.6      Microcide Trademarks...................................19
         8.7      Use of Trademarks......................................19

9.       REPRESENTATIONS AND WARRANTIES..................................20

         9.1      Legal Authority........................................20
         9.2      No Conflicts...........................................20
         9.3      Others Bound...........................................20
         9.4      Disclaimer of Warranties...............................20

10.      CONFIDENTIALITY.................................................20

         10.1     Confidential Information...............................20
         10.2     Permitted Disclosures..................................21
         10.3     Publicity..............................................21
         10.4     Publication............................................21

11.      INDEMNIFICATION.................................................22

         11.1     Microcide..............................................22
         11.2     EpiGenix...............................................22
         11.3     Procedure..............................................22
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12.      TERM AND TERMINATION............................................23

         12.1     Term...................................................23
         12.2     Termination for Cause..................................23
         12.3     Effect of Bankruptcy...................................23
         12.4     Effect of Termination..................................23
         12.5     Survival...............................................24


13.      DISPUTE RESOLUTION..............................................24

         13.1     Mediation..............................................24
         13.2     Arbitration............................................25

14.      MISCELLANEOUS...................................................25

         14.1     Governing Law..........................................25
         14.2     Waiver.................................................25
         14.3     Assignment.............................................25
         14.4     Notices................................................25
         14.5     Performance Warranty...................................26
         14.6     Force Majeure..........................................26
         14.7     Independent Contractors................................26
         14.8     Advice of Counsel......................................27
         14.9     Severability...........................................27
         14.10    Patent Marking.........................................27
         14.11    Further Assurances.....................................27
         14.12    Compliance with Laws...................................27
         14.13    No Implied Licenses or Warranties......................28
         14.14    Entire Agreement.......................................28
         14.15    Headings...............................................28
         14.16    Counterparts...........................................28
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
                    ANTIVIRAL AND SURROGATE GENETICS RESEARCH
                           AND COLLABORATION AGREEMENT


         This ANTIVIRAL AND SURROGATE GENETICS RESEARCH AND
COLLABORATION AGREEMENT (the "Agreement"), effective as of January 14, 1998, is made by and between EpiGenix, Inc., a Delaware corporation, having an office at 850 Maude Avenue, Mountain View, CA 94043 ("EpiGenix"), and Microcide Pharmaceuticals, Inc., a Delaware corporation, having an office at 850 Maude Avenue, Mountain View, CA 94043 ("Microcide").


                                   BACKGROUND

         A. Microcide has expertise in the field of gene discovery, gene functional analysis and high-throughput screening techniques and has proprietary information useful for discovery of viral therapeutics.

         B. EpiGenix is a company established to use genomic approaches, including surrogate genetics, to discover, develop, and commercialize products for use in human health, animal health, agriculture, and the like.

         C. Concurrent with the execution of this Agreement, Microcide and EpiGenix will execute a Core Technology Development and License Agreement pursuant to which Microcide will license or assign the aforementioned proprietary information to EpiGenix and a Stock Purchase Agreement pursuant to which Microcide shall acquire certain shares of EpiGenix stock.

         D. EpiGenix and Microcide wish to enter into a collaborative research program to: (i) discover novel leads for validated viral targets using Surrogate Genetics, high-throughput screening and multiplexing, for development and commercialization by Microcide of products to treat viral diseases in human, animal and agricultural applications; (ii) to discover novel antiviral targets for screening; and (iii) to adapt EpiGenix Surrogate Genetics technology for use by Microcide for research in antibacterial and antifungal drug discovery. If such efforts are successful, Microcide shall market certain Licensed Products for use in the Field or in the Microcide Field, in the Territory.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, contained herein, EpiGenix and Microcide agree as follows:

1.       DEFINITIONS

         The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

         1.1 "Affiliate" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or equity interest in such corporation or other business entity.

         1.2 "Agency" shall mean the U.S. Food and Drug Administration or any successor entity (the "FDA"), and agencies of other governments of other countries having similar jurisdiction over the development, manufacturing and marketing of pharmaceuticals.

         1.3 "Collaboration Technology" shall mean all Know-How and Patent Rights that a Party owns or Controls, which is conceived, reduced to practice or otherwise developed by EpiGenix (or its agents) or Microcide (or its agents) or jointly by EpiGenix and Microcide (or their respective agents) during the Research Term arising out of the Research Program.

         1.4 "Collaboration Compound" shall mean any compositions of matter to be used in the Field that incorporate, are derived from, developed using, or based upon the Initial Targets (i) discovered, identified, synthesized or acquired by or on behalf of EpiGenix or Microcide [ * ] and meet the Validation Criteria [ * ] or (ii) [ * ] provided, however, that compositions of matter that incorporate, are derived from, developed using or based upon the New Targets accepted into the Research Plan as Initial Targets shall be considered Collaboration Compounds for the purposes of this Agreement, only if such compositions are (a) discovered, identified, synthesized or acquired by or on behalf of EpiGenix or Microcide [ * ] and meet the Validation Criteria [ * ]

         1.5 "Confidential Information" shall have the meaning set forth in
Section 10.1.

         1.6 "Control" shall mean possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         1.7 "Discovery Period" shall have the meaning set forth in Section
4.1.1.

         1.8 "Effective Date" shall mean the date of this Agreement first written above.

         1.9 "Field" shall mean viral therapeutics for human, animal and agricultural applications using small molecule approaches and viral disease diagnostic tools.

         1.10 "Initial Target" shall mean those targets listed on Exhibit A attached hereto and those New Targets which are included as Initial Targets under the Research Plan as provided in Section 2.1.1.

         1.11 "Invention" shall have the meaning set forth in Section 2.2.1.

         1.12 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

         1.13 "Joint Research Committee" or "JRC" shall have the meaning set forth in Article 3.

         1.14 "Know-How" shall mean all ideas, nonpatentable inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for and are specific to the research, design, development, testing, use, manufacture or sale of Licensed Products. Know-How does not include any inventions included in the Patent Rights.

         1.15 "Lead Compound" shall mean those Collaboration Compounds identified by EpiGenix and/or Microcide as leads for medicinal chemistry efforts, as determined by the JRC and amended from time to time based upon the preliminary criteria set forth in Exhibit B.

         1.16 "Licensed Product" means any product based upon or derived from a Collaboration Compound and approved for sale by the USFDA or its foreign equivalent.

         1.17 "Microcide Invention" shall have the meaning set forth in Section 8.1.

         1.18 "Microcide Product" shall have the meaning set forth in Section 5.3.1.

         1.19 "Microcide Target" shall have the meaning set forth in Section 2.1.1.

         1.20 "EpiGenix Product" shall have the meaning set forth in Section 5.3.2.

         1.21 "Microcide Field" shall mean research and development of products for infectious diseases caused by bacteria, fungi, viruses, or other infectious agents, for use in [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         1.22 "Net Sales" shall mean the gross amount invoiced by Microcide (or
EpiGenix for the purposes of Section 5.3.2), its Affiliates or Sublicensees, as the case may be, for sales to Third Parties (other than Sublicensees) in arm's length transactions of the applicable Licensed Products (or EpiGenix Products) and any and all services provided in connection with sales of such Licensed Products (or EpiGenix Products) less: (i) ordinary and customary trade discounts actually allowed; (ii) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns) actually extended and taken; (iii) freight, postage and duties actually paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; and (iv) import, export, sales, use, or excise taxes, other consumption taxes, customs duties, tariffs and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business, all amounts to the extent allottable to such sale in accordance with generally accepted accounting principals and only to the extent included as a component of gross sales. A "sale" shall include any transfer or other disposition for consideration, and Net Sales shall include the fair market value of all other consideration received by the selling Party or its Affiliates or permitted Sublicensees in respect of any grant of rights to make, use, sell or otherwise distribute Licensed Products (or EpiGenix Products), whether such consideration is in cash, payment in kind, exchange or another form.

In the case a Licensed Product (or EpiGenix Product), is sold in combination with another product or products (a "bundle"), Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B), where A is the invoice price of the Licensed Product (or EpiGenix Products) when sold separately, and B is the total invoice price of any other product or products in combination when sold separately. The selling party shall provide the other party documentation, reasonably acceptable to the other party, establishing the invoice price of each component sold separately. If the selling Party cannot so establish the invoice price of each component sold separately or if a Licensed Product (or EpiGenix Products) in a "bundle" is not sold separately and no bona fide list price exists for such Licensed Product (or EpiGenix Products), the Parties shall negotiate in good faith an imputed list price for such Licensed Product (or EpiGenix Products), and Net Sales with respect thereto shall be based on such imputed list price.

         1.23 "New Drug Application" or "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

         1.24 "New Target" shall have the meaning set forth in Section 2.1.1.

         1.25 "Party" shall mean Microcide or EpiGenix, and the "Parties" shall mean Microcide and EpiGenix.


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         1.26 "Patent Rights" shall mean all United States and foreign patents
(including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all provisionals, continuations, continuations-in-part and divisions thereof) in each case, claiming an invention which is necessary or useful for the design, development, testing, use, manufacture or sale of (i) Licensed Products, in the case of Microcide or (ii) EpiGenix Products, in the case of EpiGenix.

         1.27 "Phase I", "Phase II"and "Phase III" shall mean Phase I (or Phase I/II), Phase II, and Phase III clinical trials, respectively, in each case as prescribed by the applicable Agency.

         1.28 "Rejected Targets" shall have the meaning set forth in Section 2.1.1.

         1.29 "Research Plan" shall have the meaning set forth in Section 2.1.2.

         1.30 "Research Program" shall mean that program of research performed by the Parties pursuant to the terms of this Agreement.

         1.31 "Research Term" shall have the meaning set forth in Section 2.3.

         1.32 "Sublicensee" shall mean a Third Party to whom Microcide has granted a license or sublicense under the Collaboration Technology to make, have made, import, use, sell, offer for sale or otherwise exploit a Licensed Product in the Territory. As used in this Agreement, "Sublicensee" shall also include a Third Party to whom Microcide has granted the right to distribute Licensed Products in the Territory.

         1.33 "Surrogate Genetics" shall mean the use of genetically engineered recipient cells, such as, but not limited to [ * ], to create [ * ] systems useful for gene-based functional assays for any gene, in applications such as, but not limited to [ * ].

         1.34 "Technology Agreement" shall mean that Core Technology Development and License Agreement executed by the Parties concurrent with the execution of this Agreement.

         1.35 "Term of the Agreement" shall have the meaning set forth in
Section 12.1.

         1.36 "Territory" shall mean the entire world.

         1.37 "Third Party" shall mean any party other than Microcide or EpiGenix or an Affiliate of such party.

         1.38 "Valid Claim" means a claim of a pending patent application within the Patent Rights (provided such application has not been pending for more than ten (10) years from the date it was first filed with the governmental agency with jurisdiction over patent applications) or an issued and

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the
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
unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

         1.39 "Validation Criteria" shall mean those criteria to be determined by the JRC and amended from time to time based upon the preliminary criteria set forth in Exhibit B..


2.       RESEARCH PROGRAM

         2.1 Collaborative Research Program. Subject to the terms and conditions set forth herein, Microcide and EpiGenix will diligently conduct collaborative research in the Field pursuant to the Research Plan (the "Research Program"). The activities conducted in connection with the Research Program will be established, overseen and administered by the JRC. The Research Program will consist of research in the Field to: (i) develop screening assays for Initial Targets to identify Collaboration Compounds based on such assays to discover Lead Compounds; (ii) discover novel antiviral targets (New Targets) for potential inclusion in the Research Plan to discover Collaboration Compounds and
(iii) to apply EpiGenix Surrogate Genetics technology to the development of assays for Microcide Targets for [ * ] drug discovery. EpiGenix shall primarily be responsible for developing assays to be used for screening against specific targets and for performing high throughput screening and evaluation of potential Lead Compounds. EpiGenix will promptly report to Microcide any significant assays it develops with respect to any Initial Target or Microcide Target. Lead Compounds will be identified jointly by EpiGenix and Microcide provided that the decision whether to pursue a particular Lead Compound for product development shall be made by [ * ] shall be solely responsible for [ * ]

         2.1.1 Identification of Additional Targets. Microcide and EpiGenix will jointly conduct research to discover new potential targets under the Research Plan. In the event that, during the Research Term, EpiGenix identifies a new target within the Field (whether or not such identification was funded by Microcide) that is not an Initial Target (a "New Target"), EpiGenix promptly shall notify Microcide[ * ] to be chosen by Microcide within [ * ] of the offer, and included as an Initial Target and added to Exhibit A with [ * ] sufficient to allow screening of the New Target to be provided by Microcide pursuant to the Research Plan. With regard to any New Targets which Microcide does not agree to fund under the Research Plan ("Rejected Targets"), [ * ] and provided further that Microcide shall be entitled to receive the amounts set forth in Section
5.3.2 in connection therewith.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         In the event that Microcide, [ * ] EpiGenix shall have [ * ] (unless otherwise mutually agreed upon) to agree to include such target into the Research Plan, and upon such agreement the work to develop assays for such target shall become part of the Research Plan. With regard to any [ * ]
Target which EpiGenix does not agree to include under the Research Plan, Microcide shall be free to proceed with assay development for the [ * ]
Target at its own expense and EpiGenix shall reasonably cooperate with Microcide in such regard, including providing Microcide with sufficient access to the Surrogate Genetics technology to undertake the development of such assay.

         In the event that EpiGenix identifies a New Target [ * ] EpiGenix shall be free to proceed with the development of such target at its expense, provided that EpiGenix [ * ]

                  2.1.2 Research Plan. Within 60 days of the Effective Date and annually thereafter during the Research Term, the JRC will prepare and approve a written plan (the "Research Plan"), based on the preliminary research plan set forth in Exhibit C, that will (i) include a general overview and timetable for each Party's research activities and appropriate resources and budgets for such research during the next year, (ii) set specific objectives for such year, which shall include prioritizing the evaluation of the Initial Targets, which objectives shall be updated or amended, as appropriate, by the JRC as research progresses, and (iii) prepare a preliminary and non-binding plan for research activities to be conducted by the Parties in the subsequent year. The JRC shall review the Research Plan on an ongoing basis but in no event less than quarterly and may make changes to the Research Plan then in effect.

                  2.1.3 Efforts; Resources. Microcide and EpiGenix shall each use reasonable efforts to conduct the Research Program in a professional and diligent manner in accordance with the Research Plan within the time schedules contemplated therein. Subject to the terms of this Agreement, each Party agrees to commit the personnel, facilities, expertise and other resources necessary to perform its obligations under the Research Plan; provided, however, that neither Party warrants that the Research Program shall achieve any of the research objectives contemplated by them. Each party shall fully cooperate with the other Party to obtain materials and hardware

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the
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
necessary for such Party to perform its obligations under this Agreement. The costs of such materials and hardware shall be borne as set forth in the Research Plan.

                  2.1.4 Research Program Staffing. Each Party shall contribute personnel as set forth in the Research Plan at its own expense. Such personnel shall have a primary assignment as set forth in the Research Plan.

         2.2      Records; Reports.

                  2.2.1 Records. The Parties shall maintain records that will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and as directed by the JRC), including laboratory records sufficient to establish the dates of first conception and reduction to practice of any patentable Collaboration Technology (an "Invention").

                  2.2.2 Reports. The JRC shall periodically, and not less often than semi-annually during the Term of the Research Program, request and the Parties shall have the obligation to prepare and provide to the JRC, written reports summarizing the progress of the research performed by or sponsored by the Parties pursuant to the Research Plan during the preceding six months including any and all Collaboration Technology. In addition, the Parties will exchange at least quarterly verbal or written reports presenting a meaningful summary of their activities performed in connection with the Research Program. All Collaboration Technology made by either Party will be promptly disclosed to the JRC, with significant discoveries or advances being communicated as soon as practical after such information is obtained or its significance is appreciated.

                  2.2.3 Research Program Expenditures. During the Research Term, EpiGenix shall provide Microcide with a quarterly report regarding Research Program expenditures by EpiGenix in the preceding quarter. EpiGenix shall keep records of all expenses incurred in connection with the Research Program. During the Research Term and for one year thereafter, Microcide shall have the right to have a Third Party audit such records no more than once per year during ordinary business hours, at mutually agreed times and upon reasonable notice, to verify EpiGenix's expenditures in connection with the Research Program. Such records constitute Confidential Information of EpiGenix and are subject to the provisions of Article 10 herein.

         2.3 Research Term. The Research Term shall commence on the Effective Date and, unless terminated earlier pursuant to Article 12 or extended by Microcide as set forth below shall terminate on the third anniversary of the Effective Date (the "Research Term"). With notice to EpiGenix at least ninety
(90) days prior to the end of the then-current Research Term, the Research Term may, at Microcide's option, be extended for up to two additional one (1) year periods.

         2.4 Research Program Exclusivity. During the Research Term, each Party shall conduct all of its research efforts in the Field and; pursuant to the Research Program and the terms and conditions set forth in this Agreement; and [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
3.       JOINT RESEARCH  COMMITTEE

         3.1 Membership. Promptly after the Effective Date, Microcide and EpiGenix will each appoint an equal number of representatives; but in no event more than three (3) representatives, to a joint research committee to oversee the Research Program (the "JRC"). A Party may change any of its appointments to the JRC at any time with written notice to the other Party.

         3.2 Responsibilities. The JRC will review, direct and supervise all operational and scientific aspects of the Research Program. The JRC shall be responsible for (i) preparing and approving the Research Plan; (ii) coordinating, monitoring and reporting research progress and ensuring open and frequent exchange between the Parties with respect to Research Program activi ties; (iii) determining whether to acquire licenses from Third Parties with respect to intellectual prop erty necessary or useful for the conduct of the Research Program; (iv) discussing patent matters relat ing to the Research Program activities; (v) approving allocations of tasks and resources required to carry out the goals of the Research Program; (vi) approving all plans and budgets for the various projects and programs within the Research Program; (vii) encouraging and facilitating ongoing cooperation between the Parties; (viii) coordinating and monitoring the payments and reimburse ments to be made by and between the Parties; (ix) proposing to EpiGenix and Microcide a program for developing Surrogate Genetics technology; and (x) performing such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

         3.3 Meetings. The JRC will meet at least quarterly, alternating between the corporate offices of EpiGenix and Microcide, and will otherwise communicate regularly. The JRC may meet by telephone or video conference or in person at such times as are agreeable to the members of the JRC, but no less frequently than as specified above. Attendance at meetings shall be at the respective expense of the participating Parties. The Party hosting the meeting shall assure that agendas and minutes are prepared for each of its meetings and distributed to the Parties. Each Party recognizes the importance of the JRC in the success of the Research Program and will use diligent efforts to cause all of its representatives of such committee to attend all meetings of such committee.

         3.4 Decision Making; Disputes. All actions taken and decisions made by the JRC created hereunder shall be by unanimous agreement and recorded in writing. If the JRC is unable to resolve after thirty (30) days, a dispute regarding any issue presented to it or arising in it, such dispute will be referred to the Chief Executive Officers of EpiGenix and Microcide for good faith resolution, for a period of ninety (90) days. In the event such individuals are unable to resolve such dispute, the dispute shall be resolved in accordance with the provisions set forth in Article 13 herein.


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
4.       LICENSE GRANTS

         4.1 Grant by EpiGenix. Subject to the terms and conditions of this Agreement, EpiGenix hereby grants and agrees to grant to Microcide the following licenses:

                  4.1.1 Subject to the obligation of EpiGenix to perform screening under the Research Plan, EpiGenix grants to Microcide the exclusive right to screen Initial Targets (including New Targets accepted into the Research Plan as Initial Targets) until the later of (i)[ * ] from the date that such [ * ] was accepted into the Research Plan (the "Discovery Period"). Subject to the obligation of EpiGenix to perform screening under the Research Plan, EpiGenix also grants Microcide the exclusive right to utilize the Collaboration Technology pursuant to the terms of this Agreement during the Discovery Period for the sole purpose of screening [ * ]

         EpiGenix grants to Microcide (a) the exclusive right to screen targets in [ * ] of the Microcide Field using Surrogate Genetics technology and Collaboration Technology for a period of [ * ] from the Effective Date, and thereafter on a non-exclusive basis, [ * ] as set forth in Section 5.3.1(iii) of this Agreement, but [ * ] and (b) the non-exclusive perpetual right to screen targets in the [ * ] of the Microcide Field using Surrogate Genetics technology and Collaboration Technology on a [ * ]

                  4.1.2 EpiGenix grants to Microcide a worldwide exclusive license to make, use and develop Collaboration Compounds for the purpose of developing Licensed Products for the period from the Effective Date until the earlier of (i) [ * ] as such term is defined in Section 4.1.3 below. After such period, Microcide's right to make, use and develop Collaboration Compounds for the purpose of developing Licensed Products shall then become nonexclusive except with regard to [ * ] as set forth below.

                  4.1.3 Provided that Microcide is in compliance with the provisions of Section 4.1.2 above, Microcide shall have the right at [ * ] thereafter to select and designate up to [ * ] for potential development by Microcide. [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  4.1.4 EpiGenix grants to Microcide a worldwide license (with a right to sublicense) under all Know-How and Patent Rights in and to the Collaboration Technology, (i) on an exclusive, perpetual basis to develop, have developed, make, have made, use, sell, have sold, distribute, and have distributed Licensed Products and (ii) on an exclusive basis for a period of [ * ] from the Effective Date solely to develop, have developed, make, have made, use, offer to sell, sell, have sold, distribute, and have distributed products in the field of [ * ]

         4.2 Cross-Licenses. Each Party hereby grants and agrees to grant to the other, a non-exclusive, non-transferable (except as permitted by Section 14.3), royalty-free license to use and practice such Party's interest in the Collaboration Technology solely for research purposes in the Field in connection with the Research Program during the Research Term.


5.       CONSIDERATION

         5.1      Research Program Funding.

                  5.1.1 Microcide Funding. Microcide shall be obligated to pay EpiGenix the annual commitment levels set forth below for the periods indicated [ * ] to EpiGenix (as determined according to generally accepted accounting principles consistently applied) in providing such research as is mutually agreed to in good faith based upon reasonable scientific judgment and set forth in the annual Research Plan.

                               Research Payments:

                  Period                                                        Annual Commitment
                  ------                                                        -----------------
                  Effective Date                                                $1,100,000

                  1/1/99 - 12/31/99:                                            $2,500,000

                  1/1/00 - 12/31/00:                                            $2,500,000

                  Thereafter (if Research Term extends)                         $2,500,000 per year


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  5.1.2 Payment Schedule. The amounts to be paid to EpiGenix in connection with the Research Program pursuant to Section 5.1.1 shall be paid quarterly, in advance. The initial payment for the period from the Effective Date to the end of the first calendar quarter of Year 1 of the Research Program shall be made on the Effective Date, and subsequent payments shall be made on or before the first day of January, April, July and October during the Research Term. Adjustments as necessary to reflect the research and development activities actually performed by EpiGenix shall be made within 90 days of the end of each three (3) month quarterly period and shall be reflected in EpiGenix's next invoice. In no event shall the annual aggregate of such quarterly invoices for a period described in Section 5.1.1 exceed the Annual Commitment Levels for such period. In the event that such annual aggregate invoices total less than the Annual Commitment Level for such period, such difference shall not carry over to any subsequent period, except by mutual agreement of the Parties.

         5.2 Research Program Milestones. The JRC shall be responsible for determining when each of the following milestone(s) have been achieved, and shall promptly make such determination in writing. In the event the JRC cannot agree whether a milestone has been achieved, the decision will be subject to the dispute resolution procedure of Section 3.4. Within thirty (30) days of the date of determination by the JRC of the achievement of the applicable milestone, Microcide will pay to EpiGenix the following milestone payments:


                  Milestone Event                                                       Milestone Payment
                  ---------------                                                       -----------------

[ * ]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  Milestone Event                                                       Milestone Payment
                  ---------------                                                       -----------------

[ * ]



         5.3      Royalties.

                  5.3.1 Licensed Product Royalties. In consideration of the rights granted hereunder, Microcide shall pay to EpiGenix (i) a royalty payment of [ * ] of aggregate Net Sales of Licensed Products sold by Microcide in the Territory, (ii) [ * ] of the cash royalty payments actually received by Microcide from sales of Licensed Products in the Territory by a Sublicensee of Microcide, but not less than [ * ] nor more than [ * ] of the aggregate Net Sales of such Licensed Products by the Third Party, and (iii) a royalty payment of [ * ] of the aggregate Net Sales of products ("Microcide Products") developed from a Microcide Target included into the Research Plan as set forth in Section 2.1.1.

         5.3.2 [ * ] Target Royalties. Microcide shall be entitled to receive
(i) [ * ] of any initial license, technology transfer, royalty, milestone or similar payments received by EpiGenix pursuant to an agreement with a Third Party with regard to a [ * ] Target which is entered into prior to [ * ] after the Effective Date, (ii) a royalty of [ * ] of Net Sales of products ("EpiGenix Products") developed from a [ * ] Target [ * ] shall be due based on any collaboration with respect to a [ * ] Target entered into within [ * ] of the Effective Date as set forth above) where identification of such [ * ] Target was funded by Microcide and (iii) a royalty of [ * ] of Net Sales of products developed from a [ * ] Target (other than pursuant to a collaboration entered into within [ * ] of the Effective Date as set forth above) where identification of such target was not funded by Microcide.

         5.3.3 Computation of Royalties. Except as otherwise provided in Section
5.3.2 above, all sales of Licensed Products or EpiGenix Products between Microcide or EpiGenix, respectfully, and any of their respective Affiliates and sublicensees shall be disregarded for purposes of computing Net Sales and royalties under this Section 5.3, and in such instances royalties shall be payable only

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

upon sales to unlicensed Third Parties. Nothing herein contained shall obligate either Party to pay the other Party more than one royalty on any unit of a Licensed Product or EpiGenix Product.

         5.3.4 Royalty Term. The obligation of each Party to pay royalties under this Article 5 shall continue for each Licensed Product or EpiGenix Product on a product-by-product and country-by- country basis, until such time as there are no Valid Claims in such country covering such Licensed Product or EpiGenix Product, as applicable.

         5.4 Withholding Taxes. Any income or other tax that a Party hereunder, its Affiliates or sublicensees is required to withhold (the "Withholding Party") and pay on behalf of the other Party hereunder (the "Withheld Party") with respect to the royalties payable under this Agreement shall be deducted from and offset against said royalties prior to remittance to the Withheld Party; provided, however, that in regard to any tax so deducted, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may reasonably be necessary to enable the Withheld Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party proper evidence of the taxes paid on its behalf.

6.       BOOKS AND RECORDS

         6.1 Royalty Reports and Payments. The royalties due under Section 5.3 shall be paid quarterly, within sixty (60) days after the last day of each calendar quarter, or earlier, if practical, immediately following each quarterly period in which such royalties are earned. With each such quarterly payment, the Party making the royalty payment (the "Royalty Payor") shall furnish the other Party a royalty statement setting forth, on a country-by-country and Licensed Product-by- Licensed Product basis, the total number of units of each royalty-bearing Licensed Product sold hereunder for the quarterly period for which the royalties are due. Simultaneously with the delivery of each such report, the Royalty Payor shall pay to the other Party the total royalties, if any, due to the other Party for the period of such report. In addition, at the request of EpiGenix or Microcide, as the case may be, but no more often than once in any twelve (12) month period, EpiGenix or Microcide, as the case may be, shall report to the other Party on a country-by-country and product- by-product basis the amounts of any deductions and/or adjustments to Net Sales taken by EpiGenix or Microcide, as the case may be, pursuant to Section 1.19 with respect to Net Sales in the preceding four (4) calendar quarters.

         6.2 Late Payments. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of prime rate as reported by the Citibank (or its successor in interest), New York, New York, plus two percent (2%), or the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly.

         6.3 Currency Conversion. Royalties earned shall first be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. The buying rates of exchange for converting the currencies involved into the currency of the United

States quoted by Citibank (or its successor in interest), New York, New York at the close of business on the last business day of the quarterly period in which the royalties were earned shall be used to determine any such conversion.

         6.4 Restrictions on Payments. The obligation to pay royalties under this Agreement shall be waived and excused to the extent that statutes, laws, codes or government regulations in a particu lar country prevent such royalty payments; provided, however, in such event, if legally permissible, the royalty payor shall pay the royalties owed to the other party by depositing such amounts in a bank account in such country that has been designated by the other party and promptly report such payment to the other Party.

         6.5 Records; Inspection. Each Party and its Affiliates shall keep (and cause its sublicensees to keep) complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under Article
5. Such books and records shall be kept reasonably accessible for at least three
(3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a Third Party representative or agent of the other Party reasonably acceptable to the royalty payor, which approval shall not be unreasonably withheld for the purpose of verifying the royalty statements. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Microcide and EpiGenix and upon reasonable prior notice. Such Third Party representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection and may only disclose to the auditing party the amount of any variance or error. Each Party shall bear the costs and expenses of inspections conducted under this Section 6.5, unless a variation or error producing an underpayment in royalties payable exceeding ten percent (10%) of the amount payable for any inspection period is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection and any unpaid amounts that are discovered will be paid by the other Party, together with interest on such unpaid amounts at the rate specified in Section 6.2.

7.       COMMERCIALIZATION

         7.1 Product Development. Microcide will solely be responsible for developing Licensed Products derived from or based upon Collaboration Compounds developed pursuant to this Agreement. Microcide also will solely be responsible for obtaining any and all regulatory approvals and clearances for the marketing, sale, and manufacture of Licensed Products. Microcide shall be responsible for all costs of conducting development of Licensed Product(s) in the Territory to which it holds an exclusive license under this Agreement, including, without limitation, expenses incurred in conducting clinical trials for such Products. In addition, Microcide shall be responsible, at its sole expense, for all commercialization of such Product(s) in the Territory so long as Microcide retains exclusive rights thereto under this Agreement. During the term of this Agreement, Microcide shall keep EpiGenix fully informed of its activities subject to this Agreement, including without limitation, the achievement of the milestones set forth in Sections 5.2 and the commercialization of the applicable Product(s). When a registration package requesting approval for commercial sale of any Product to which Microcide holds an exclusive license under this Agreement is first filed in any country within the Territory, and when approval is received therefor, Microcide will immediately notify EpiGenix in writing.

         7.2 Due Diligence. Microcide shall, with respect to those Licensed Products which it has elected to develop and commercialize under this Agreement, use all reasonable efforts to: (i) select appropriate Reserved Drug Classes pursuant to Section 4.1.3; (ii) develop and bring (or have developed and brought) such Licensed Products to the market as soon as reasonably practicable;
(iii) obtain regulatory approvals to market such Licensed Products; and (iv) after obtaining regulatory approvals for any such Licensed Product, launch such Licensed Product and promote and meet the market demand therefor (or have a Third Party do so). In connection therewith, Microcide shall use efforts not less than those efforts Microcide makes with respect to its own comparable products of comparable commercial potential, stage of development and patent protection.

8.       INTELLECTUAL PROPERTY

         8.1 Ownership of Collaboration Technology. [ * ] to be used in the Field that is discovered, identified, synthesized or acquired solely by [ * ] or its Affiliates (or Third Parties acting on their behalf) at any time based upon Collaboration Compounds will be solely owned by [ * ] Inventions") and shall be deemed to be Licensed Products hereunder. [ * ] in the Collaboration Technology, including, but not limited to [ * ] and [ * ] shall be deemed owned by [ * ] subject to the licenses granted to Microcide as set forth herein.

         8.2      Patent Rights.

                  8.2.1 The owner (the "Owner") of any Invention shall have the right, at its option, to prepare, file and prosecute patent applications in its own name, in such countries as it deems appro priate, and conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extensions relating thereto, using counsel of its choice, and to maintain any patents issued. In connection therewith, the non-Owner Party agrees to cooperate with the Owner, at the Owner's expense, in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. The Owner shall keep the other Party currently informed of all steps to be taken in such preparation, prosecution and maintenance of all of its patent rights which claim an Invention and shall upon request furnish the other Party with copies of such patent rights and other related correspondence relating to such Invention to and from patent offices and where feasible, permit the other Party a period of at least fourteen (14) days to offer its comments thereon before the Owner makes a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result, and promptly provide the other Party copies of any documents relating to Inventions which the Party conducting such activities receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. In the case of each Invention solely relating to Licensed Products and each Microcide

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Invention, Microcide shall have the rights and responsibilities of the Owner, in the case of any other Invention relating to the Collaboration Technology, which is not a Microcide Invention, EpiGenix shall have the rights and responsibilities of the Owner.

                  8.2.2 If the Owner fails to (i) fulfill its obligations under
Section 8.2.1, or (ii) protect against abandonment of a Patent Right which claims an Invention, to the extent that the Owner has the right to do so, the Owner shall permit the non-Owner Party, at its option and expense, to undertake such obligations. The Party not undertaking such actions shall fully cooperate with the other Party and shall provide to the other Party whatever documents that may be needed in connection therewith. If a non-Owner undertakes the obligations of "Owner" under this Article 8 with respect to any Patent Rights of the other Party under this Section 8.2.2, it shall prosecute and maintain the same at its own expense, and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other Party the right to take over the prosecuting Party's conduct, at such other Party's own expense.

                  8.2.3 Cooperation. The Parties will cooperate to file, prosecute and maintain patent applications covering the Invention(s) within the Collaboration Technology in the United States and the European Union (in Europe through a European Patent Convention application) (collectively, the "Core Countries") and other countries agreed by the Parties. Microcide will pay all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for a Microcide Invention or an Invention relating to the Licensed Products. EpiGenix shall pay all expenses and fees associated with the filing, prosecution, issuance and maintenance of any patent application and resulting patent for any other Invention relating to the Collaboration Technology.

         8.3      Enforcement.

                  8.3.1 Notice. EpiGenix and Microcide shall each promptly notify the other of any infringement or unauthorized use of an Invention which comes to its attention, describing the facts relating thereto in reasonable detail.

                  8.3.2    Infringement.

                           (a)In the event that any Collaboration Technology is
infringed or misappropriated by a Third Party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, EpiGenix shall have the initial right (but not the obligation) to enforce such Collaboration Technology, or defend any declaratory judgment action with respect thereto, at its expense. In the event that EpiGenix fails to initiate a suit to enforce such Collaboration Technology against infringement in the Field by a Third Party in any jurisdiction in the Territory within one hundred eighty (180) days of a request by Microcide to do so, Microcide may initiate such suit against such infringement, at Microcide's expense. The Party involved in any such claim, suit or proceeding, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding.

                           (b)In the event that any intellectual property rights
related to a Licensed Product or Microcide Product is infringed or misappropriated by a Third Party in any country in the Territory, or is subject to a declaratory judgment action arising from such infringement in such country, Microcide shall have the initial right (but not the obligation) to enforce such right, or defend any declaratory judgment action with respect thereto, at its expense. In the event that Microcide fails to initiate a suit to enforce such right against infringement in the Field by a Third Party in any jurisdiction in the Territory within one hundred eighty (180) days of a request by EpiGenix to do so, EpiGenix may initiate such suit against such infringement, at EpiGenix's expense. The Party involved in any such claim, suit or proceeding, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding.

         8.4      Allegations of Infringement by Third Parties.

                  8.4.1    Responsibilities.

                           (a)Microcide shall be responsible for any threatened
or actual claims for Third Party patent infringement or other Third Party intellectual property rights arising out of the manufacture, use, sale or importation of a Licensed Product to which Microcide retains an exclusive license pursuant to Article 4.

                           (b)EpiGenix shall be responsible for any threatened
or actual claims for Third Party patent infringement or other Third Party intellectual property rights arising out of the utilization of the Collaboration Technology.

                  8.4.2    Procedures.

                           (a)Upon receiving notice of such actual or threatened
claims, Microcide or EpiGenix, as the case may be, shall promptly meet with the other Party to discuss the course of action to be taken to resolve or defend any such infringement litigation.

                           (b)With respect to claims subject to Section 8.4.1
(a), if Microcide is not named as a Party in such a claim, suit or proceeding, Microcide may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. EpiGenix agrees not to oppose such intervention. If Microcide, and not EpiGenix, is named as a Party to such claim, suit or proceeding, Microcide shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. If EpiGenix shall, at any time, tender its defense to Microcide, then Microcide shall defend EpiGenix in such claim, suit or proceeding, at Microcide's own expense and through counsel of its own choice, and Microcide shall control the defense and settlement of any such claim, suit or proceeding; provided, Microcide shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part EpiGenix, (ii) any liability or obligation on the part of EpiGenix, or (iii) the invalidity, unenforceability or absence of infringement of any Patent Rights owned by EpiGenix without the prior written consent of EpiGenix, which consent shall not be unreasonably withheld.

                           (c)With respect to claims subject to Section 8.4.1
(b), if EpiGenix is not named as a Party in such a claim, suit or proceeding, EpiGenix may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. Microcide agrees not to oppose such intervention. If EpiGenix, and not Microcide is named as a Party to such claim, suit or proceeding, EpiGenix shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. If Microcide shall, at any time, tender its defense to EpiGenix, then EpiGenix shall defend Microcide in such claim, suit or proceeding, at EpiGenix's own expense and through counsel of its own choice, and EpiGenix shall control the defense and settlement of any such claim, suit or proceeding; provided, EpiGenix shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part Microcide, (ii) any liability or obligation on the part of Microcide or (iii) the invalidity, unenforceability or absence of infringement of any Patent Rights owned by Microcide without the prior written consent of Microcide, which consent shall not be unreasonably withheld.

                  8.4.3 Cooperation. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

         8.5 Independent Inventions. Ownership rights to inventions which are not Collaboration Technology and that are made by the employees of EpiGenix (but not of Microcide) or by the employees of Microcide (but not of EpiGenix), as the case may be, whether or not made during the Term of this Agreement, shall reside solely in EpiGenix or Microcide, respectively, as the case may be. Neither Party will claim or seek ownership rights, licenses or royalties or other compensation with respect to such inventions of the other Party. The applicable Party shall have the right, at its option and expense, to prepare in its own name, file and prosecute any patent applications and to maintain any patents issued with respect to such inventions. In connection therewith, the other Party agrees to cooperate with the filing Party at the filing Party's expense in the preparation and prosecution of all such patent applications covering such independent inventions to the extent that such Party's cooperation is reasonably necessary therefor. This obligation shall survive the expiration or termination of this Agreement.

         8.6 Microcide Trademarks. Microcide may select and own one or more trademarks for marketing a Licensed Product in countries in the Territory (the "Microcide Trademarks"). All expenses for (i) registration of such Microcide Trademark and (ii) bringing, maintaining and pro secuting any action to protect or defend such Microcide Trademark in such countries shall be borne by Microcide.

         8.7 Use of Trademarks. Except as set forth in this Article 8, nothing contained in this Agreement shall grant to either Party any right, title, or interest in or to any trademarks of the other Party, whether or not specifically recognized or perfected under applicable laws. At no time during or after the term of this Agreement shall either Party challenge or assist others to challenge trade marks used in connection with the Licensed Products or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to such trademarks.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 Legal Authority. Each Party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

         9.2 No Conflicts. Each Party represents and warrants that as of the date of this Agreement it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or Bylaws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and shall not enter into any such agreement during the term of this Agreement.

         9.3 Others Bound. Each Party covenants that any contract it enters into with a Third Party performing services under this Agreement on behalf of such Party will bind such Third Party to all of the relevant terms and conditions of this Agreement, unless otherwise agreed by the Parties.

         9.4 Disclaimer of Warranties. EpiGenix and Microcide each specifically disclaim that the Research Program will be successful, in whole or part. EPIGENIX AND MICROCIDE EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, COLLABORATION TECHNOLOGY, PATENT RIGHTS, KNOW-HOW OR LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NON- INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


10.      CONFIDENTIALITY

         10.1 "Confidential Information" shall mean any and all non-public and proprietary information, including, without limitation, information relating to the intellectual property rights of the other Party, the Collaboration Technology and the business plans of the other Party, including information provided by either Party to the other Party prior to the Effective Date, which such Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party, and which is specifically designated as such and which is disclosed by either Party to the other Party in any form in connection with this Agreement, and if orally disclosed, is reduced in writing and provided to the other Party within (30) days of such disclosure. During the Term of the Agreement and for ten (10) years thereafter, each Party shall maintain in confidence all Confidential Information and materials disclosed by the other Party and shall not use such Confidential Information for any purpose except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party's activities as contemplated in this Agreement. Each

Party shall obtain a written agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.

         10.2 Exceptions. Notwithstanding the above, neither Party shall have liability to the other Party with regard to any Confidential Information that:
(i) is or becomes publicly known through no wrongful act of the receiving Party;
(ii) was already known to the receiving Party; (iii) has rightfully been received from a third party not under confidentiality obligations with respect to such information; (iv) has been independently developed by the receiving Party without reference to or use of the other Party's Confidential Information;
(v) has been approved for release by written authorization of the disclosing Party; or (vi) is required to be disclosed by the receiving Party pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving Party shall provide reasonable advance notice to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to prospective lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party either (i) upon the written consent of the other Party or (ii) if the disclosing Party obtains a signed confidentiality agreement with such entity or financial institution with respect to such information, upon terms substantially similar to those contained in this Article 10.

         10.3 Publicity. All publicity, press releases and other announcements relating to this Agreement or the transaction contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties; provided, however, that either Party may (i) publicize the existence and general subject matter of this Agreement without the other Party's approval, and (ii) disclose the terms of this Agreement only to the extent required to comply with applicable securities laws and in the case of (ii), the non-disclosing Party shall have the right to review and comment on such disclosure prior to its submission, where practicable. Once a particular disclosure described in (i) has been approved for disclosure, either Party may make disclosures which do not differ materially therefrom without any need for further consents.

         10.4 Publication. The Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, but subject to the pre dominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed, and shall allow the other Party twenty-one (21) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the twenty-one (21) day period, the Party propos ing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a reasonable belief by the non-disclosing Party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the twenty-one (21) day period, the non-disclosing Party shall so notify the disclosing Party, who shall then delay public disclosure of the information for an additional period of up to sixty (60) days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any abstract or publication shall be in accordance with accepted scientific practices.

11.      INDEMNIFICATION

         11.1 Microcide. Subject to EpiGenix's obligation under Section 11.3, Microcide agrees to indemnify and hold harmless EpiGenix and its Affiliates and sublicensees and their respective employees, agents, officers, directors, stockholders and permitted assigns (each a "EpiGenix Indemnitee") from and against any claims by a Third Party resulting in any liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses incurred (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim") arising out of or resulting from (i) negligence or willful misconduct by Microcide in the conduct of the Research Program, (ii) a breach of any of the representations or warranties of Microcide hereunder, or (iii) manufacture, use, promotion, marketing, sale or other distribution of any Licensed Product by Microcide or its Affiliates or sublicensees (including infringement of Third Party intellectual property rights, except such infringement caused by utilization of the Collaboration Technology), except, in each case, to the extent that such Claim arises out of or results from the negligence or willful misconduct of a EpiGenix Indemnitee.

         11.2 EpiGenix. Subject to Microcide's obligation under Section 11.3, EpiGenix agrees to indemnify and hold harmless Microcide and its Affiliates and sublicensees and their respective employees, agents, officers, directors, stockholders and permitted assigns (each a "Microcide Indemnitee") from and against any claims by a Third Party resulting in any claims arising out of or resulting from (i) the negligence or willful misconduct of EpiGenix in the conduct of the Research Program, (ii) a breach of any of the representations or warranties by EpiGenix hereunder, or (iii) infringement of any Third Party intellectual property rights by the utilization of the Collaboration Technology, except in each case, to the extent that such Claim arises out of or results from the negligence or willful misconduct of a Microcide Indemnitee.

         11.3 Procedure. A Party or person (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, sublicensees or their directors, officers, employees, agents or counsel intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11. At the Indemnitor's request, the Indemnitee under this

Article 11, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.


12.      TERM AND TERMINATION

         12.1 Term. This Agreement shall be effective as of the Effective Date and, unless otherwise terminated earlier pursuant to the other provisions of this Article 12, shall continue in full force and effect on a product-by-product and country-by-country basis until the date that neither Party nor its Affiliates and sublicensees has any remaining royalty obligations to the other Party in such country. Following the expiration of royalty obligations in any country within the Territory with respect to a particular Licensed Product or EpiGenix Product subject to a license granted herein, each Party shall have a non-exclusive, non-transferable, fully paid license under the other Party's interest in the Know-How, solely to commercialize such Licensed Product or EpiGenix Product.

         12.2 Termination for Cause. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations here under, and such default has continued for sixty (60) days after written notice thereof was provided to the breaching Party by the nonbreaching Party, or if a cure of such default cannot reasonably be effected within such sixty (60) day period, the defaulting Party has failed to deliver within such period a plan for curing such breach or default which is reasonably sufficient to effect a cure. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period, or has delivered to the other Party a plan for curing such breach which is reasonably acceptable to the other Party. Notwithstanding the above, in the case of a failure to pay any amount due hereunder, the period for cure of any such default following notice thereof shall be ten (10) days and, unless pay ment is made within such ten day period, the termination shall become effective at the end of such period.

         12.3 Effect of Bankruptcy. If, during the Research Term, either Party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within sixty (60) days after an involuntary petition in bankruptcy filed against it, then the Research Term and this Agreement may be immediately terminated by the other Party, with notice.

         12.4 Effect of Termination.

                  12.4.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                  12.4.2 Return of Confidential Information. Upon any termination of this Agreement, Microcide and EpiGenix shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained by legal counsel solely for purposes of monitoring compliance with the provisions of Article 10 and archival purposes).

                  12.4.3 Stock on Hand. In the event this Agreement is terminated for any reason, Microcide and its Affiliates and sublicensees shall have the right in the Territory to sell the stock of any Licensed Products then on hand, subject to Articles 5 and 6 and the other applicable terms of this Agreement.

                  12.4.4 Multiple Licensed Products. If more than one Licensed Product, is being commercially developed or exploited by Microcide or its Affiliates and sublicensees hereunder, and EpiGenix terminates this Agreement pursuant to Section 12.2 due to a breach relating only to a single Licensed Product, then EpiGenix shall be entitled to terminate this Agreement only with respect to the applicable Licensed Product.

         12.5 Survival. Sections 2.2.1, 5.4, 6.5, 7.4, and Article 6 (until all royalty and reporting obligations relating to the (as stated) period prior to the date of expiration or termination have been satisfied) and Articles 1, 8, 9, 10, 11, 12, 13 and 14 shall survive the expiration or termination of this Agreement for any reason.

13.      DISPUTE RESOLUTION

         13.1 Mediation. In the event of any dispute or claim arising out of or related to this Agreement, the Parties will attempt in good faith to resolve such dispute or claim by mediation in San Jose, California, in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of a fifteen day negotiation period. Nothing herein, however, shall prohibit either Party from initiating arbitration proceedings if such Party would be substantially prejudiced by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. The cost of mediation shall be shared equally by the Parties to the mediation. Any settlement reached by mediation shall be reduced to writing, signed by the Parties, and shall be binding on them.


         13.2 Arbitration. Any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach, validity or termination thereof, which has not been resolved by negotiation or mediation as set forth above, shall be finally settled by binding arbitration in San Jose, California, under the Commercial Arbitration Rules and the Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (together with "AAA Rules") by one arbitrator appointed in accordance with the AAA Rules.

          The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitrator shall have the power to decide all questions or arbitrability. The arbitration proceedings shall be governed by federal arbitration law and by the AAA Rules, without reference to state arbitration law. At the request of either Party, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator.

         The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees, including, without limitation, AAA administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees), witness fees, and reasonable attorneys' fees.

14.      MISCELLANEOUS

         14.1 Governing Law. This Agreement and any dispute arising from the performance or any breach hereof shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

         14.2 Waiver. No failure on the part of EpiGenix or Microcide to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         14.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; except either Party may assign this Agreement, without such consent, to (i) an Affiliate of such Party; or (ii) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

         14.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by nationally recognized overnight express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

         Microcide:                 Microcide Pharmaceuticals, Inc.
                                    850 Maude Avenue
                                    Mountain View, CA  94043
                                    Attn: Chief Executive Officer

                                    with a copy to:
                                    Michael O'Donnell
                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA  94304

         EpiGenix:                  EpiGenix, Inc.
                                    850 Maude Avenue
                                    Mountain View, CA  94043
                                    Attn: Chief Executive Officer

                                    with a copy to:
                                    Joshua Green, Esq.
                                    Venture Law Group
                                    2800 Sand Hill Road
                                    Menlo Park, CA  94025


         14.5 Performance Warranty. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliate(s) and sublicensees as if it were performed by a Party.

         14.6 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, govern mental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than three (3) months, the Parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

         14.7 Independent Contractors. It is understood that both Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party. EpiGenix acknowledges that neither it nor any of its employees are employees of Microcide or members of any of its benefit plans and that neither it nor any of its employees are eligible to participate in any such benefit plans even if it is later determined that its or any of its employees' status during the period of this Agreement was that of an employee of Microcide. In addition, EpiGenix waives any claim that it may have under the terms of any such benefit plans or under any law for participation in or benefits under any of Microcide's benefit plans.

         14.8 Advice of Counsel. EpiGenix and Microcide have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

         14.9 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement; provided, if the Parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one Party, such Party shall have the right to terminate the Agreement upon ninety (90) days notice.

         14.10 Patent Marking. Each Party agrees to mark and have its Affiliates and sublicensees mark all Products they sell or distribute pursuant to this Agreement in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

         14.11 Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party
(i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

         14.12 Compliance with Laws. Each party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or govern ment agency. Each Party shall comply with all applicable U.S., foreign, state, regional and local laws, rules and regulations relating to its activities to be performed pursuant to this Agreement, including without limitation, the United States Foreign Corrupt Practices Act, United States export regulations and such other United States and foreign laws and regulations as may be applicable, and shall obtain all necessary approvals, consents and permits required by the applicable agencies of the government of the United States and foreign jurisdictions.

         14.13 No Implied Licenses or Warranties. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implica tion. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

         14.14 Entire Agreement. This Agreement together with the attached Exhibits entered by the Parties of even date herewith, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Microcide and EpiGenix with respect to such subject matter.

         14.15 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

         14.16 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

MICROCIDE PHARMACEUTICALS, INC.       EPIGENIX, INC.


By:    [SIG]                          By:     [SIG]
  -------------------------------        -------------------------------

Name:                                 Name:
  -------------------------------        -------------------------------

Title:                                Title:
  -------------------------------        -------------------------------


Exhibit     A:   Initial Targets
Exhibit     B:   Preliminary Initial Targets
Exhibit     C:   Preliminary Research Plan

                                    EXHIBIT A

                          "PRELIMINARY INITIAL TARGETS"


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omitted portions.

                                    EXHIBIT B

                       "PRELIMINARY VALIDATION CRITERIA"



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omitted portions.

                                    EXHIBIT C


                          "PRELIMINARY RESEARCH PLAN"


[*]


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Commission. Confidential treatment has been requested with respect to the omitted portions.